NEWS RELEASE

T. ROWE PRICE GROUP REPORTS FOURTH QUARTER AND FULL YEAR 2021 RESULTS

BALTIMORE (January 27, 2022) - T. Rowe Price Group, Inc. (NASDAQ-GS: TROW) today reported its results for the fourth quarter and full year 2021.
▪Assets under management end quarter at $1.69 trillion
▪Net client outflows of $22.7 billion for Q4 2021 and $28.5 billion for 2021
▪Net revenues of $2.0 billion for Q4 2021 and $7.7 billion for 2021
▪Diluted earnings per common share of $3.18 for Q4 2021 and $13.12 for 2021
▪Adjusted non-GAAP diluted earnings per common share of $3.17 for Q4 2021 and $12.75 for 2021
▪Long-term investment performance remains strong
▪Closed the Oak Hill Advisors, L.P. (OHA) acquisition on December 29, 2021
Financial Highlights

	Three months ended					Year ended
(in millions, except per-share data)	12/31/2021	12/31/2020	% change	9/30/2021	% change	12/31/2021	12/31/2020	% change

U.S. GAAP basis
Investment advisory fees	$1,809.7	$1,602.2	13.0%	$1,813.4	(.2)%	$7,098.1	$5,693.1	24.7%
Net revenues	$1,961.7	$1,732.9	13.2%	$1,954.1	.4%	$7,671.9	$6,206.7	23.6%
Operating expenses	$1,099.2	$977.0	12.5%	$957.9	14.8%	$3,961.9	$3,461.0	14.5%
Net operating income	$862.5	$755.9	14.1%	$996.2	(13.4)%	$3,710.0	$2,745.7	35.1%
Non-operating income (loss)(1)	$50.1	$390.1	n/m	$(11.5)	n/m	$284.6	$496.5	n/m
Net income attributable to T. Rowe Price	$740.6	$783.4	(5.5)%	$777.2	(4.7)%	$3,082.9	$2,372.7	29.9%
Diluted earnings per common share	$3.18	$3.33	(4.5)%	$3.31	(3.9)%	$13.12	$9.98	31.5%
Weighted average common shares outstanding assuming dilution	226.9	229.2	(1.0)%	229.1	(1.0)%	228.8	231.2	(1.0)%

Adjusted non-GAAP basis(2)
Operating expenses	$1,042.1	$908.5	14.7%	$957.2	8.9%	$3,840.3	$3,342.7	14.9%
Net operating income	$920.9	$827.0	11.4%	$998.7	(7.8)%	$3,837.1	$2,873.9	33.5%
Non-operating income (loss)(1)	$.2	$42.5	n/m	$(3.0)	n/m	$28.7	$92.7	n/m
Net income attributable to T. Rowe Price	$736.7	$680.2	8.3%	$767.6	(4.0)%	$2,995.3	$2,276.8	31.6%
Diluted earnings per common share	$3.17	$2.89	9.7%	$3.27	(3.1)%	$12.75	$9.58	33.1%

Assets under Management (in billions)
Average assets under management(3)	$1,652.8	$1,394.0	18.6%	$1,648.7	.2%	$1,599.3	$1,247.9	28.2%
Ending assets under management	$1,687.8	$1,470.5	14.8%	$1,612.3	4.7%	$1,687.8	$1,470.5	14.8%
(1) The percentage change in non-operating income is not meaningful (n/m).
(2) Adjusts the GAAP basis for the impact of consolidated T. Rowe Price investment products, the impact of market movements on the supplemental savings plan liability and related economic hedges, investment income related to certain other investments, and certain nonrecurring charges and gains, including acquisition-related costs, if any. The firm believes the non-GAAP financial measures provide relevant and meaningful information to investors about its core operating results.See the reconciliation to the comparable U.S. GAAP measures at the end of this earnings release.
(3) Average assets under management for 2021 does not include the impact of the acquired fee-basis assets under management related to the OHA acquisition.

Management Commentary
Rob Sharps, chief executive officer and president, commented, “2021 began with optimism and expectations for a return to normality, but it ended up being a most unusual year. As the year progressed, broad-based enthusiasm gave way to a selective narrowing of the market as concerns grew over the emergence of new variants of COVID, rising inflation, and less accommodative monetary policy.

“Our investment performance remains strong over 5- and 10-year periods, but it was a difficult year for many of our active U.S. equity strategies given the narrow concentration of returns. In contrast, our positioning in credit and short-duration strategies drove improved performance in fixed income. We are also pleased with a strong year for performance in our flagship retirement date products.

“Strong revenue growth of 13.2% for the quarter and 23.6% for the year was driven by market appreciation boosting average AUM. We continued to invest in strategic initiatives, but spending lagged revenue growth resulting in record profitability and diluted GAAP EPS of $13.12 and adjusted non-GAAP EPS of $12.75 for the year. In the fourth quarter we bought back over 3 million shares, which, combined with prior quarters’ repurchases, our regular dividend, and a special dividend earlier in the year, returned $2.8 billion to stockholders in 2021. In addition to capital return, we used $2.5 billion in cash to fund part of the acquisition of OHA. Still, our balance sheet remains strong with over $2 billion in cash and discretionary investments at year end.

“It was a challenging year for net flows with redemptions concentrated in U.S. equity growth portfolios, partly driven by client rebalancing after a period of robust returns. Gross sales remained strong, but elevated equity redemptions drove outflows of $22.7 billion in Q4 and $28.5 billion for 2021. Our multi-asset products returned to net inflows in 2021, and we continued to post positive net flows in fixed income, both of which partially offset the equity outflows. From a geographic perspective, we continued to see positive net flows in the Asia Pacific region, Canada, and EMEA intermediary channel.

"While we expect flows to improve from Q4, each of the flow trends we experienced throughout the past year has continued into 2022. As such, we forecast that net flows for 2022 will be below our long-term 1% to 3% growth target. Over time, we expect net flows to return to positive territory as we continue to pursue strategic initiatives to expand our investment capabilities, broaden our distribution reach, and deepen our client partnerships to support long-term growth. Highlights from Q4 included:

•In December we closed on the acquisition of OHA, a $57 billion alternative credit firm that will become our platform for private market alternative strategies. Both organizations value fundamental research and collaboration and have a strong focus on clients. Together we have significant opportunities to deliver long-term value for clients via existing and new investment strategies.
•We launched the Global Impact Credit strategy, initially as an OEIC in the U.K. with plans to expand this to additional vehicles. This new sustainable fixed income product joins our Global Impact Equity strategy, both of which have the dual goals of positive environmental or social impact and benchmark outperformance.

•We entered an enhanced distribution relationship with Charles Schwab that will highlight our range of low-cost actively managed mutual funds, ensuring T. Rowe Price’s active management range is accessible to a broad array of advisors and retail investors.

“At the end of 2021, my predecessor, Bill Stromberg, retired as CEO after a distinguished 35-year career with the firm. Bill successfully led us through a challenging time for our industry. His legacy leaves us well positioned to take advantage of the significant opportunities ahead of us. I want to thank Bill for his immense contributions to our clients, our associates, and me personally, and for his continued impact going forward as non-executive chair of the Board.

“As we enter 2022, our focus on investment performance and outstanding client service remains our top priority. To deliver on these imperatives, we will continue to draw on our rich history and culture, while adapting to the changing landscape in our industry. I want to thank the 7,500 employees who work so hard for T. Rowe Price and our clients. We have an exciting future ahead.”

Assets Under Management
During Q4 2021, assets under management (AUM) increased $75.5 billion to $1.69 trillion. The acquisition of OHA completed on December 29, 2021 included $57 billion of capital under management(1), of which $46.9 billion of fee-basis AUM are reflected in the firm's AUM at December 31, 2021. Market appreciation also added $57.3 billion to the firm's AUM. These increases were partially offset by net cash outflows of $22.7 billion. Net cash outflows include the $2.5 billion the firm redeemed from its mutual fund holdings to fund the cash portion of the OHA acquisition. Clients transferred $5.4 billion in net assets from the U.S. mutual funds primarily to collective investment trusts and other investment products, of which $3.5 billion transferred into the retirement date trusts. The components of the change in assets under management, by vehicle and asset class, are shown in the tables below.

	Three months ended 12/31/2021				Year ended 12/31/2021
(in billions)	U.S. mutual funds	Subadvised funds and separate accounts	Collective investment trusts and other investment products	Total	U.S. mutual funds	Subadvised funds and separate accounts	Collective investment trusts and other investment products	Total
Assets under management at beginning of period	$861.0	$420.8	$330.5	$1,612.3	$794.6	$400.1	$275.8	$1,470.5

Net cash flows before client transfers	(8.1)	(12.1)	(2.5)	(22.7)	(4.9)	(34.0)	10.4	(28.5)
Client transfers	(5.4)	.7	4.7	—	(23.8)	2.7	21.1	—
Net cash flows after client transfers	(13.5)	(11.4)	2.2	(22.7)	(28.7)	(31.3)	31.5	(28.5)
Net market appreciation and gains	29.7	16.8	10.8	57.3	111.8	57.4	36.2	205.4
Net distributions not reinvested	(5.8)	—	(.2)	(6.0)	(6.3)	—	(.2)	(6.5)
Change during the period	10.4	5.4	12.8	28.6	76.8	26.1	67.5	170.4
Preacquisition assets under management at December 31, 2021	$871.4	$426.2	$343.3	$1,640.9	$871.4	$426.2	$343.3	$1,640.9
Acquired fee-basis AUM				46.9				46.9
Assets under management at December 31, 2021				$1,687.8				$1,687.8

	Three months ended 12/31/2021				Year ended 12/31/2021
(in billions)	Equity	Fixed income, including money market	Multi-asset(2)	Total	Equity	Fixed income, including money market	Multi-asset(2)	Total
Assets under management at beginning of period	$974.7	$180.7	$456.9	$1,612.3	$895.8	$168.7	$406.0	$1,470.5

Net cash flows	(15.8)	(10.0)	3.1	(22.7)	(44.6)	1.2	14.9	(28.5)
Net market (depreciation)/appreciation and (losses)/gains(3)	33.8	(.2)	17.7	51.3	141.5	.6	56.8	198.9
Change during the period	18.0	(10.2)	20.8	28.6	96.9	1.8	71.7	170.4
Preacquisition assets under management at December 31, 2021	$992.7	$170.5	$477.7	$1,640.9	$992.7	$170.5	$477.7	$1,640.9
Acquired fee-basis AUM				46.9				46.9
Assets under management at December 31, 2021				$1,687.8				$1,687.8

(1) OHA's capital under management includes net assets value, portfolio value and/or unfunded capital.
(2)    The underlying AUM of the multi-asset portfolios have been aggregated and presented in this category and not reported in the equity and fixed income columns.
(3) Includes distributions reinvested and not reinvested.

AUM in the firm's target date retirement products, which are reported as part of the multi-asset column in the table above, were $391.1 billion at December 31, 2021, compared with $377.7 billion at September 30, 2021 and $332.2 billion at December 31, 2020. These portfolios experienced net cash outflows of $1.4 billion for Q4 2021 and net cash inflows of $11.3 billion for 2021.

Investors domiciled outside the United States accounted for 9.9% of the firm's assets under management at December 31, 2021, 8.8% at September 30, 2021, and 9.3% at December 31, 2020. The percentage at December 31, 2021 reflects the assets under management from OHA's clients outside the United States.

The firm provides participant accounting and plan administration for defined contribution retirement plans that invest in the firm's U.S. mutual funds and collective investment trusts, as well as funds managed outside of the firm's complex. As of December 31, 2021, the firm's assets under administration were $270 billion, of which $163 billion are assets we manage.

In recent years, the firm began offering non-discretionary advisory services through model delivery and multi-asset solutions for providers to implement. The firm records the revenue earned on these services in administrative fees. The assets under advisement in these portfolios, predominantly in the United States, were $8 billion at December 31, 2021.

Financial Results
Net revenues earned in Q4 2021 were nearly $2.0 billion, an increase of 13.2% from Q4 2020. Average assets under management in Q4 2021 were $1.65 trillion, an increase of 18.6% from Q4 2020. The firm voluntarily waived money market advisory fees in Q4 2021 of $14.9 million to continue to maintain positive yields for investors. The firm anticipates that the waivers in Q1 2022 will be at a slightly lower level than Q4 2021, and the firm expects to continue to waive fees through at least the first half of 2022.

▪Investment advisory revenues earned in Q4 2021 from the firm's U.S. mutual funds were $1.1 billion, an increase of 11.4% from Q4 2020. Average assets under management in these funds increased 16.4% to $882.2 billion in Q4 2021 from Q4 2020.

▪Investment advisory revenues earned in Q4 2021 from subadvised funds, separate accounts, collective investment trusts and other investment products were $694.0 million, an increase of 15.5% from Q4 2020. Average assets under management for these products increased 21.2% to $770.6 billion in Q4 2021 from Q4 2020.

▪The annualized effective fee rate of 43.4 basis points in Q4 2021 was down from 43.6 basis points earned in Q3 2021 and 45.7 basis points earned in Q4 2020. In comparison to Q4 2020, the annualized effective fee rate was impacted by the July 2021 target date fee reductions, client transfers to lower fee vehicles or share classes within the complex over the last twelve months, and lower performance fees. These fee pressures were partially offset as higher market valuations led to an asset class shift towards equity strategies. Over time, the firm's effective fee rate can be impacted by market or cash flow related shifts among asset and share classes, price changes in existing products, and asset level changes in products with tiered-fee structures.

▪Administrative, distribution, and servicing fees in Q4 2021 were $152.0 million, an increase of 16.3% from Q4 2020. The increase was primarily attributable to higher transfer agent servicing activities provided to the T. Rowe Price mutual funds.

Operating expenses in Q4 2021 were $1.1 billion, an increase of 12.5% compared to Q4 2020. On a non-GAAP basis, the firm's operating expenses in Q4 2021 were $1.0 billion, a 14.7% increase over Q4 2020. The firm's non-GAAP operating expenses exclude the impact of the supplemental savings plan, consolidated sponsored products, and transaction costs incurred related to the acquisition of OHA.

The increase in the firm's non-GAAP operating expenses from Q4 2020 was primarily due to higher compensation costs; higher distribution and servicing costs as average assets under management increased over the prior year; and higher costs for technology development, associate transition, and core operations provided by FIS since August 2021 for the firm's full-service recordkeeping offering. The costs incurred from the FIS arrangement were partially offset by a reduction in the compensation expenses as a result of the approximately 800 associates who transitioned to FIS in August 2021.

▪Compensation and related costs on a GAAP basis were $631.1 million in Q4 2021, a decrease of 1.5% compared to Q4 2020. Compensation and related costs, excluding the impact of the supplemental savings plan, were $607.7 million in Q4 2021, an increase of 5.9% compared to Q4 2020. This increase is primarily due to higher year-end compensation costs, and higher salaries and benefits. The firm's average staff size in Q4 2021 increased approximately 4% over prior year when excluding the impact of the transition of approximately 800 T. Rowe Price operations and technology associates to FIS on August 1, 2021, and the addition of OHA associates. The firm employed 7,529 associates (including 333 associates with OHA) at December 31, 2021, a decrease of 1.9% from the end of 2020.

▪Distribution and servicing costs were $99.6 million in Q4 2021, an increase of 28.8% from the $77.3 million recognized in Q4 2020. The increase was primarily driven by higher AUM-based distribution costs as a result of continued market appreciation and inflows in the firm's international products, including the Japanese Investment Trusts (ITMs) and SICAVs. These distribution costs, like those related to certain shares classes of the U.S. mutual funds, are offset entirely in net revenues. For the ITMs and SICAVs, the related revenue is recognized in investment advisory revenues. Higher costs incurred to distribute certain products through U.S. intermediaries also contributed to the increase.

▪Advertising and promotion expenses were $38.8 million in Q4 2021, an increase of 24.4% from Q4 2020. The increase was primarily driven by increased media spend during the quarter.

▪Product and recordkeeping related expenses were $81.7 million in Q4 2021, an increase of 117.9% from Q4 2020. More than 90% of the increase was due to the costs incurred as part of the expanded FIS relationship, including certain nonrecurring transition expenses. While these transition expenses will not recur in 2022, the firm expects to incur certain technology-related costs as part of this expanded relationship with FIS over the next few years. These costs will be reported as technology, occupancy, and facility costs.

▪Technology, occupancy, and facility costs were $125.2 million in Q4 2021, an increase of 11.3% from Q4 2020. The increase was primarily due to the ongoing investment in the firm's technology capabilities, including hosted solution licenses and depreciation.

▪General, administrative, and other costs were $122.8 million in Q4 2021, an increase of 57.2% compared with the $78.1 million recognized in Q4 2020. Nearly 71% of the increase was related to the transaction costs incurred to complete the acquisition of OHA in Q4 2021. Higher information services and other administrative costs contributed to the remaining increase in Q4 2021 costs as compared to Q4 2020.

The firm currently estimates its 2022 non-GAAP operating expenses, including a full-year of OHA's operating expenses, will grow in the range of 12% to 16%. Without consideration for OHA's operating expenses, the firm's

2022 non-GAAP operating expenses are expected to grow in the range of 4% to 8%. The firm could elect to further adjust its expense growth should unforeseen circumstances arise, including significant market movements. Additionally, the firm currently expects that acquisition-related intangibles amortization, fair value adjustments of contingent consideration, acquisition-related retention compensation expense, and other acquisition-related expenses will be adjusted in determining non-GAAP operating expenses.

Non-operating income. Non-operating income was $50.1 million in Q4 2021, as compared to non-operating income of $390.1 million in Q4 2020. The firm's consolidated products and the supplemental savings plan hedge portfolio comprised about 46% of the net gains recognized during Q4 2021. The cash and discretionary investment portfolio added net investment gains of $.2 million during Q4 2021. The components of non-operating income for Q4 2021 and Q4 2020 are included in the tables at the end of this release.

Income taxes. The following reconciles the statutory federal income tax rate to the firm's effective tax rate for the fourth quarter and the full year of 2021 and 2020:

	Three months ended		Year ended
	12/31/2021	12/31/2020	12/31/2021	12/31/2020
Statutory U.S. federal income tax rate	21.0%	21.0%	21.0%	21.0%
State income taxes for current year, net of federal income tax benefits(1)	3.6	3.3	3.7	3.8
Net (income) losses attributable to redeemable non-controlling interests(2)	.2	(3.4)	(.1)	(1.2)
Net excess tax benefits from stock-based compensation plans activity	(5.3)	(3.7)	(2.1)	(1.9)
Other items	.1	1.7	(.1)	.5
Effective income tax rate	19.6%	18.9%	22.4%	22.2%
(1) State income tax benefits are reflected in the total benefits for net income attributable to redeemable non-controlling interests and stock-based compensation plans activity.
(2) Net income attributable to redeemable non-controlling interest represents the portion of earnings held in the firm's consolidated investment products, which are not taxable to the firm despite being included in pre-tax income.

The firm's non-GAAP tax rate primarily adjusts for the impact of the consolidated investment products, including the net income attributable to redeemable non-controlling interests. The firm's non-GAAP effective tax rate was 20.0% for Q4 2021 compared with 21.8% for Q4 2020 and 22.5% for the full year 2021 compared with 23.3% in 2020. The non-GAAP tax rate for Q4 2021 was favorably impacted by higher discrete tax benefits associated with the settlement of stock-based awards as compared to Q4 2020, partially offset by a higher state effective tax rate. For the full year 2021, the rate was favorably impacted primarily by higher discrete tax benefits associated with the settlement of stock-based awards as compared to 2020.

The firm expects its effective state rate will be reduced to less than 3% in 2022 with the final year of the phased-in benefit of the 2018 Maryland state tax legislation.

The firm estimates that its effective tax rate for the full year 2022, on a GAAP basis, will be in the range of 22.0% to 25.0%.

Capital Management
T. Rowe Price has ample liquidity, including cash and investments in T. Rowe Price products as follows:

(in millions)	12/31/2021	12/31/2020
Cash and cash equivalents	$1,523.1	$2,151.7
Discretionary investments	554.1	2,095.7
Total cash and discretionary investments	2,077.2	4,247.4
Redeemable seed capital investments	1,300.1	1,219.1
Investments used to hedge the supplemental savings plan liability	881.5	768.1
Total cash and investments in T. Rowe Price products	$4,258.8	$6,234.6

▪The firm expended $2.5 billion in cash and issued 4.4 million of common shares, at a value of $881.5 million, as consideration to close the acquisition of OHA on December 29, 2021.
▪The firm's common shares outstanding were 229.2 million at December 31, 2021, compared with 228.0 million at the end of 2020.
▪In 2021, the firm expended $1.1 billion to repurchase 5.9 million shares, or 2.6%, of its outstanding common shares at an average price of $191.20, including $609.4 million to repurchase 3.1 million shares during
Q4 2021.
▪The firm invested $239.1 million during 2021 in capitalized facilities and technology. The firm currently expects capital expenditures, including internal labor capitalization, for 2022 to be about $295 million, of which more than three-quarters is planned for technology initiatives. These expenditures are expected to continue to be funded from the firm's operating resources.

Investment Performance(1)
The following table presents investment performance for specific asset classes and AUM-weighted performance, mutual fund performance against passive peers, and composite performance against benchmarks for the one-, three-, five-, and 10-years ended December 31, 2021. Past performance is no guarantee of future results.

% of U.S. mutual funds that outperformed Morningstar median(2),(3)
	1 year	3 years	5 years	10 years
Equity	38%	64%	68%	85%
Fixed Income	74%	55%	56%	57%
Multi-Asset	55%	72%	82%	90%
All Funds	55%	63%	68%	76%

% of U.S. mutual funds that outperformed passive peer median(2),(4)
	1 year	3 years	5 years	10 years
Equity	36%	59%	61%	63%
Fixed Income	62%	65%	55%	50%
Multi-Asset	53%	76%	74%	86%
All Funds	49%	66%	63%	65%

% of composites that outperformed benchmarks(5)
	1 year	3 years	5 years	10 years
Equity	39%	62%	70%	77%
Fixed Income	61%	70%	78%	77%
All Composites	47%	65%	73%	77%

AUM- Weighted Performance
% of U.S. mutual funds AUM that outperformed Morningstar median(2),(3)
	1 year	3 years	5 years	10 years
Equity	39%	50%	80%	92%
Fixed Income	93%	65%	57%	61%
Multi-Asset	85%	94%	95%	96%
All Funds	55%	62%	81%	90%

% of U.S. mutual funds AUM that outperformed passive peer median(2),(4)
	1 year	3 years	5 years	10 years
Equity	32%	45%	58%	51%
Fixed Income	84%	61%	45%	51%
Multi-Asset	83%	95%	95%	96%
All Funds	48%	57%	65%	62%

% of composites AUM that outperformed benchmarks(5)
	1 year	3 years	5 years	10 years
Equity	33%	60%	68%	77%
Fixed Income	80%	78%	76%	74%
All Composites	40%	63%	69%	77%

As of December 31, 2021, 72 of 123 (58.5%) of the firm's rated U.S. mutual funds (across primary share classes) received an overall rating of 4 or 5 stars. By comparison, 32.5% of Morningstar's fund population is given a rating of 4 or 5 stars(6). In addition, 71%(6) of AUM in the firm's rated U.S. mutual funds (across primary share classes) ended December 31, 2021 with an overall rating of 4 or 5 stars.

(1) The investment performance reflects that of T. Rowe Price sponsored mutual funds and composites AUM and not of OHA's products.
(2) Source: © 2021 Morningstar, Inc. All rights reserved. The information contained herein: 1) is proprietary to Morningstar and/or its content providers; 2) may not be copied or distributed; and 3) is not warranted to be accurate, complete, or timely.Neither Morningstar nor its content providers are responsible for any damages or losses arising from any use of this information.
(3) Source: Morningstar. Primary share class only. Excludes money market mutual funds, funds with an operating history of less than one year, T. Rowe Price passive funds, and T. Rowe Price funds that are clones of other funds. The top chart reflects the percentage of T. Rowe Price funds with 1 year, 3 year, 5 year, and 10 year track record that are outperforming the Morningstar category median. The bottom chart reflects the percentage of T. Rowe Price funds AUM that has outperformed for the time periods indicated. Total Fund AUM included for this analysis includes $521B for 1 year, $521B for 3 years, $520B for 5 years, and $511B for 10 years.
(4) Passive Peer Median was created by T. Rowe Price using data from Morningstar. Primary share class only. Excludes money market mutual funds, funds with an operating history of less than one year, funds with fewer than three peers, T. Rowe Price passive funds, and T. Rowe Price funds that are clones of other funds. This analysis compares T. Rowe Price active funds to the applicable universe of passive/index open-end funds and ETFs of peer firms. The top chart reflects the percentage of T. Rowe Price funds with 1 year, 3 year, 5 year, and 10 year track record that are outperforming the passive peer universe. The bottom chart reflects the percentage of T. Rowe Price funds AUM that has outperformed for the time periods indicated. Total AUM included for this analysis includes $499B for 1 year, $491B for 3 years, $489B for 5 years, and $424B for 10 years.
(5)Composite net returns are calculated using the highest applicable separate account fee schedule. Excludes money market composites. All composites compared to official GIPS composite primary benchmark. The top chart reflects the percentage of T. Rowe Price composites with 1 year, 3 year, 5 year, and 10 year track record that are outperforming their benchmarks. The bottom chart reflects the percentage of T. Rowe Price composite AUM that has outperformed for the time periods indicated. Total AUM included for this analysis includes $1,506B for 1 year, $1,504B for 3 years, $1,499B for 5 years, and $1,461B for 10 years.
(6) The Morningstar Rating™ for funds is calculated for funds with at least a three-year history. Exchange-traded funds and open-ended mutual funds are considered a single population for comparative purposes. It is calculated based on a Morningstar Risk-Adjusted Return measure that accounts for variation in a managed product's monthly excess performance, placing more emphasis on downward variations and rewarding consistent performance. Morningstar gives its best ratings of 5 or 4 stars to the top 32.5% of all funds (of the 32.5%,10% get 5 stars and 22.5% get 4 stars). The Overall Morningstar Rating™ is derived from a weighted average of the performance figures associated with a fund’s 3, 5, and 10 year (if applicable) Morningstar Rating™ metrics.

Other Matters
The financial results presented in this release are unaudited. KPMG LLP is currently completing its audits of the firm's 2021 consolidated financial statements and internal controls over financial reporting at December 31, 2021. The firm expects that KPMG LLP will complete its work in February and that the firm will then file its Form 10-K Annual Report 2021 with the U.S. Securities and Exchange Commission. The Form 10-K will include additional information, including the firm's audited consolidated financial statements, management's report on internal controls over financial reporting at December 31, 2021, and the reports of KPMG LLP.

Certain statements in this earnings release may represent “forward-looking information,” including information relating to anticipated changes in revenues, net income and earnings per common share, anticipated changes in the amount and composition of assets under management, anticipated expense levels, estimated effective tax rates, the timing and expense related to the integration of OHA with and into our business, and expectations regarding financial results, future transactions, new products and services, investments, capital expenditures, dividends, stock repurchases, changes in our effective fee rate, the impact of the coronavirus pandemic, and other market conditions. For a discussion concerning risks and other factors that could affect future results, see the firm's 2020 Annual Report on Form 10-K.

Founded in 1937, Baltimore-based T. Rowe Price (troweprice.com) is a global investment management organization that provides a broad array of mutual funds, subadvisory services, and separate account management for individual and institutional investors, retirement plans, and financial intermediaries. The organization also offers a variety of sophisticated investment planning and guidance tools. T. Rowe Price's disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research.

CONTACTS:

Public Relations	Investor Relations
Brian Lewbart	Linsley Carruth
410-345-2242	410-345-3717
brian.lewbart@troweprice.com	linsley.carruth@troweprice.com

Preliminary Unaudited Consolidated Statements of Income
(in millions, except per-share amounts)
	Three months ended			Year ended
Revenues	12/31/2021	12/31/2020	9/30/2021	12/31/2021	12/31/2020
Investment advisory fees	$1,809.7	$1,602.2	$1,813.4	$7,098.1	$5,693.1
Administrative, distribution, and servicing fees	152.0	130.7	140.7	573.8	513.6
Net revenues	1,961.7	1,732.9	1,954.1	7,671.9	6,206.7

Operating expenses
Compensation and related costs, excluding supplemental savings plan	607.7	574.0	564.9	2,300.0	2,070.6
Supplemental savings plan	23.4	66.4	(.3)	83.0	111.8
Compensation and related costs	631.1	640.4	564.6	2,383.0	2,182.4
Distribution and servicing	99.6	77.3	96.0	373.9	278.5
Advertising and promotion	38.8	31.2	22.1	100.2	83.7
Product and recordkeeping related costs	81.7	37.5	70.3	236.3	155.5
Technology, occupancy, and facility costs	125.2	112.5	123.1	484.9	444.8
General, administrative, and other	122.8	78.1	81.8	383.6	316.1
Total operating expenses	1,099.2	977.0	957.9	3,961.9	3,461.0

Net operating income	862.5	755.9	996.2	3,710.0	2,745.7

Non-operating income (loss)
Net gains on investments	50.8	146.2	8.7	215.8	246.8
Net gains (losses) on consolidated investment products	(.9)	238.4	(17.1)	74.7	251.7
Other income (loss)	.2	5.5	(3.1)	(5.9)	(2.0)
Total non-operating income (loss)	50.1	390.1	(11.5)	284.6	496.5

Income before income taxes	912.6	1,146.0	984.7	3,994.6	3,242.2
Provision for income taxes	179.0	216.4	227.3	896.1	718.9
Net income	733.6	929.6	757.4	3,098.5	2,523.3
Less: net income attributable to redeemable non-controlling interests	(7.0)	146.2	(19.8)	15.6	150.6
Net income attributable to T. Rowe Price	740.6	783.4	777.2	3,082.9	2,372.7
Less: net income allocated to outstanding restricted stock and stock unit holders	18.9	21.2	19.5	80.5	65.3
Net income allocated to T. Rowe Price common stockholders	$721.7	$762.2	$757.7	$3,002.4	$2,307.4

Earnings per share
Basic	$3.21	$3.36	$3.34	$13.25	$10.08
Diluted	$3.18	$3.33	$3.31	$13.12	$9.98

Weighted-average common shares
Outstanding	224.9	226.8	226.9	226.6	228.8
Outstanding assuming dilution	226.9	229.2	229.1	228.8	231.2

The following table presents investment advisory revenues for the quarter- and year-ended December 31, 2021 and 2020.

Investment Advisory Revenues (in millions)	Three months ended		Year ended
	12/31/2021	12/31/2020	12/31/2021	12/31/2020
U.S. mutual funds
Equity	$807.7	$689.8	$3,118.5	$2,440.4
Fixed income, including money market	61.5	61.4	245.2	266.5
Multi-asset	246.5	249.9	1,025.2	933.0
	1,115.7	1,001.1	4,388.9	3,639.9
Subadvised funds, separate accounts, collective investment trusts, and other investment products
Equity	452.4	401.6	1,781.4	1,326.3
Fixed income, including money market	45.0	39.0	164.6	149.3
Multi-asset	196.6	160.5	763.2	577.6
	694.0	601.1	2,709.2	2,053.2
Total	$1,809.7	$1,602.2	$7,098.1	$5,693.1

Assets Under Management (in billions)	Average during
	Three months ended		Year ended		As of
	12/31/2021	12/31/2020	12/31/2021	12/31/2020	12/31/2021	12/31/2020
U.S. mutual funds
Equity	$559.5	$471.0	$540.4	$417.0	$553.9	$498.6
Fixed income, including money market	88.8	79.3	86.4	76.8	85.3	79.4
Multi-asset	233.9	207.9	229.8	193.9	232.2	216.6
	882.2	758.2	856.6	687.7	871.4	794.6

Subadvised funds, separate accounts, collective investment trusts, and other investment products
Equity	444.0	375.3	431.6	321.3	438.8	397.2
Fixed income, including money market	88.9	87.4	91.3	82.1	85.2	89.3
Multi-asset	237.7	173.1	219.8	156.8	245.5	189.4
	770.6	635.8	742.7	560.2	769.5	675.9
Preacquisition assets under management	$1,652.8	$1,394.0	$1,599.3	$1,247.9	$1,640.9	$1,470.5
Acquired fee-basis assets under management					46.9
Total assets under management					$1,687.8

Net Cash Flows After Client Transfers (by investment vehicle and underlying asset class)	Three months ended	Year ended
(in billions)	12/31/2021	12/31/2021
U.S. mutual funds
Equity	$(7.9)	$(21.6)
Fixed income, including money market	(2.4)	5.5
Multi-asset	(3.1)	(12.5)
	(13.4)	(28.6)
Subadvised funds, separate accounts, collective investment trusts, and other investment products
Equity	(7.9)	(23.0)
Fixed income, including money market	(7.6)	(4.3)
Multi-asset	6.2	27.4
	(9.3)	.1
Total net cash flows after client transfers	$(22.7)	$(28.5)

Non-Operating Income (in millions)	Three months ended		Year ended
	12/31/2021	12/31/2020	12/31/2021	12/31/2020
Net gains (losses) from non-consolidated T. Rowe Price investment products
Cash and discretionary investments
Dividend income	$20.7	$5.5	$34.7	$25.2
Market related gains (losses) and equity in earnings (losses)	(20.5)	37.0	(6.0)	67.5
Total net gains from cash and discretionary investments	.2	42.5	28.7	92.7
Seed capital investments
Dividend income	.8	.8	.9	2.2
Market related gains and equity in earnings	14.6	23.9	41.6	32.2
Net gains (losses) recognized upon deconsolidation	(.2)	.6	2.4	.7
Investments used to hedge the supplemental savings plan liability	23.7	61.9	83.0	91.1
Total net gains from non-consolidated T. Rowe Price investment products	39.1	129.7	156.6	218.9
Other investment income	11.7	16.5	59.2	27.9
Net gains on investments	50.8	146.2	215.8	246.8
Net gains (losses) on consolidated sponsored investment portfolios	(.9)	238.4	74.7	251.7
Other income (loss), including foreign currency gains and losses	.2	5.5	(5.9)	(2.0)
Non-operating income	$50.1	$390.1	$284.6	$496.5

Unaudited Condensed Consolidated Cash Flows Information (in millions)
	Year ended
	12/31/2021			12/31/2020
	Cash flow attributable to T. Rowe Price	Cash flow attributable to consolidated T. Rowe Price investment products, net of eliminations	As reported on statement of cash flows	Cash flow attributable to T. Rowe Price	Cash flow attributable to consolidated T. Rowe Price investment products, net of eliminations	As reported on statement of cash flows
Cash provided by (used in) operating activities, including $274.6 of stock-based compensation expense and $204.8 of depreciation expense in 2021	$3,428.3	$23.7	$3,452.0	$2,479.0	$(560.1)	$1,918.9
Cash provided by (used in) investing activities, including ($2,450.8) for the acquisition of OHA, $(239.1) for additions to property, equipment and software, $(48.0) of purchases and $1,626.3 of dispositions to T. Rowe Price investment products in 2021	(1,134.9)	36.8	(1,098.1)	(65.3)	29.0	(36.3)
Cash provided by (used in) financing activities, including T. Rowe Price common stock repurchases of $(1,138.5)* and dividends paid of $(1,701.9) in 2021	(2,922.0)	(66.8)	(2,988.8)	(2,043.8)	557.5	(1,486.3)
Effect of exchange rate changes on cash and cash equivalents	—	2.6	2.6	—	1.9	1.9
Net change in cash and cash equivalents during period	$(628.6)	$(3.7)	$(632.3)	$369.9	$28.3	$398.2
*Cash flows for stock repurchases reflect the impact of the timing of the settlement of these transactions at each period beginning and end.

Unaudited Condensed Consolidated Balance Sheet Information (in millions)	As of
	12/31/2021	12/31/2020
Cash and cash equivalents	$1,523.1	$2,151.7
Accounts receivable and accrued revenue	1,058.3	863.1
Investments	2,975.5	3,250.8
Assets of consolidated T. Rowe Price investment products	1,962.8	2,695.5
Operating lease assets	201.2	117.6
Property, equipment and software, net	736.2	695.4
Goodwill and intangible assets	3,608.3	665.7
Other assets	451.2	219.2
Total assets	12,516.6	10,659.0
Supplemental savings plan liability	882.6	772.2
Contingent consideration	306.3	—
Total other liabilities, includes $51.4 at December 31, 2021, and $57.7 at December 31, 2020, from consolidated T. Rowe Price investment products	1,066.4	618.1
Non-controlling interests*	1,238.6	1,561.7
Stockholders' equity attributable to T. Rowe Price Group, Inc., 229.2 common shares outstanding at December 31, 2021 and 228.0 common shares outstanding at December 31, 2020	$9,022.7	$7,707.0
* This includes both redeemable and non-redeemable non-controlling interest in consolidated entities.

Cash, Cash Equivalents, and Investments Information (in millions)
	Cash and cash equivalents	Investments	Net assets of consolidated T. Rowe Price investment products(1)	Total
Cash and discretionary investments	$1,523.1	$518.6	$35.5	$2,077.2
Seed capital investments	—	406.6	893.5	1,300.1
Investments used to hedge the supplemental savings plan liability	—	881.5	—	881.5
Total cash and investments in T. Rowe Price products attributable to T. Rowe Price	1,523.1	1,806.7	929.0	4,258.8
Investment in UTI and other investments	—	277.8	—	277.8
Investments in affiliates(2)	—	761.1	—	761.1
Investments in CLOs(2)	—	129.9	—	129.9
Total cash and investments attributable to T. Rowe Price	1,523.1	2,975.5	929.0	5,427.6
Redeemable non-controlling interests	—	—	982.3	982.3
As reported on unaudited condensed consolidated balance sheet at December 31, 2021	$1,523.1	$2,975.5	$1,911.3	$6,409.9

(1) The $35.5 million and $893.5 million represent the total value at December 31, 2021, of T. Rowe Price's interest in the consolidated T. Rowe Price investment products. The total net assets of $1,911.3 million at December 31, 2021, includes assets of $1,962.8 million less liabilities of $51.4 million as reflected in the unaudited condensed consolidated balance sheet information table above.
(2) Amounts relate to investments acquired as part of the OHA acquisition.

Non-GAAP Information and Reconciliation

The firm believes the non-GAAP financial measures below provide relevant and meaningful information to investors about its core operating results. These measures have been established in order to increase transparency for the purpose of evaluating the firm's core business, for comparing current results with prior period results, and to enable more appropriate comparison with industry peers. However, non-GAAP financial measures should not be considered as a substitute for financial measures calculated in accordance with U.S. GAAP and may be calculated differently by other companies.

The following schedules reconcile U.S. GAAP financial measures to non-GAAP financial measures for the three months ended December 31, 2021 and 2020 and September 30, 2021.

	Three months ended 12/31/2021
	Operating expenses	Net operating income	Non-operating income (loss)	Provision (benefit) for income taxes(5)	Net income attributable to T. Rowe Price	Diluted earnings per share(6)
U.S. GAAP Basis	$1,099.2	$862.5	$50.1	$179.0	$740.6	$3.18
Non-GAAP adjustments:
Consolidated T. Rowe Price investment products(1)	(1.8)	3.1	.9	2.8	(5.8)	(.02)
Supplemental savings plan liability(2)	(23.4)	23.4	(23.7)	(.2)	—	—
Acquisition-related transaction costs(3)	(31.9)	31.9	—	7.2	24.7	.11
Other non-operating income(4)	—	—	(27.1)	(4.4)	(22.8)	(.10)
Adjusted Non-GAAP Basis	$1,042.1	$920.9	$.2	$184.4	$736.7	$3.17

	Three months ended 12/31/2020
	Operating expenses	Net operating income	Non-operating income (loss)	Provision (benefit) for income taxes(5)	Net income attributable to T. Rowe Price	Diluted earnings per share(6)
U.S. GAAP Basis	$977.0	$755.9	$390.1	$216.4	$783.4	$3.33
Non-GAAP adjustments:
Consolidated T. Rowe Price investment products(1)	(2.1)	4.7	(238.4)	(18.1)	(69.4)	(.30)
Supplemental savings plan liability(2)	(66.4)	66.4	(61.9)	.9	3.6	.02
Other non-operating income(4)	—	—	(47.3)	(9.9)	(37.4)	(.16)
Adjusted Non-GAAP Basis	$908.5	$827.0	$42.5	$189.3	$680.2	$2.89

	Three months ended 9/30/2021
	Operating expenses	Net operating income	Non-operating income (loss)	Provision (benefit) for income taxes(5)	Net income attributable to T. Rowe Price	Diluted earnings per share(6)
U.S. GAAP Basis	$957.9	$996.2	$(11.5)	$227.3	$777.2	$3.31
Non-GAAP adjustments:
Consolidated T. Rowe Price investment products(1)	(1.0)	2.8	17.1	—	.1	—
Supplemental savings plan liability(2)	.3	(.3)	(.1)	—	(.5)	—
Other non-operating income(4)	—	—	(8.5)	.8	(9.2)	(.04)
Adjusted Non-GAAP Basis	$957.2	$998.7	$(3.0)	$228.1	$767.6	$3.27

The following schedules reconcile certain U.S. GAAP financial measures for the years ended December 31, 2021 and 2020.

	Year ended 12/31/2021
	Operating expenses	Net operating income	Non-operating income (loss)	Provision (benefit) for income taxes(5)	Net income attributable to T. Rowe Price	Diluted earnings per share(6)
U.S. GAAP Basis	$3,961.9	$3,710.0	$284.6	$896.1	$3,082.9	$13.12
Non-GAAP adjustments:
Consolidated T. Rowe Price investment products(1)	(6.7)	12.2	(74.7)	(10.6)	(36.3)	(.16)
Supplemental savings plan liability(2)	(83.0)	83.0	(83.0)	—	—	—
Acquisition-related transaction costs(3)	(31.9)	31.9	—	7.2	24.7	.11
Other non-operating income(4)	—	—	(98.2)	(22.2)	(76.0)	(.32)
Adjusted Non-GAAP Basis	$3,840.3	$3,837.1	$28.7	$870.5	$2,995.3	$12.75

	Year ended 12/31/2020
	Operating expenses	Net operating income	Non-operating income (loss)	Provision (benefit) for income taxes(5)	Net income attributable to T. Rowe Price	Diluted earnings per share(6)
U.S. GAAP Basis	$3,461.0	$2,745.7	$496.5	$718.9	$2,372.7	$9.98
Non-GAAP adjustments:
Consolidated T. Rowe Price investment products(1)	(6.5)	16.4	(251.7)	(19.5)	(65.1)	(.27)
Supplemental savings plan liability(2)	(111.8)	111.8	(91.1)	7.2	13.5	.06
Other non-operating income(4)	—	—	(61.0)	(16.8)	(44.3)	(.19)
Adjusted Non-GAAP Basis	$3,342.7	$2,873.9	$92.7	$689.8	$2,276.8	$9.58

(1)    These non-GAAP adjustments remove the impact that the consolidated T. Rowe Price investment products have on the firm's U.S. GAAP consolidated statements of income. Specifically, the firm adds back the operating expenses and subtracts the investment income of the consolidated T. Rowe Price investment products. The adjustment to operating expenses represents the operating expenses of the consolidated products, net of the elimination of related management and administrative fees. The adjustment to net income attributable to T. Rowe Price represents the net income of the consolidated products, net of redeemable non-controlling interests. Management believes the consolidated T. Rowe Price investment products may impact the reader’s ability to understand the firm's core operating results.

(2)    This non-GAAP adjustment removes the compensation expense impact from market valuation changes in the supplemental savings plan liability and the related net gains (losses) on investments designated as an economic hedge against the related liability. Amounts deferred under the supplemental savings plan are adjusted for appreciation (depreciation) of hypothetical investments chosen by participants. The firm uses T. Rowe Price investment products to economically hedge the exposure to these market movements. Management believes it is useful to offset the non-operating investment income (loss) realized on the economic hedges against the related compensation expense and remove the net impact to help the reader's ability to understand the firm's core operating results and to increase comparability period to period.

(3)    This non-GAAP adjustment removes the transactions costs incurred related to the acquisition of OHA. Management believes adjusting for these charges helps the reader's ability to understand the firm's core operating results and to increase comparability period to period.

(4)    This non-GAAP adjustment represents the other non-operating income (loss) and the net gains (losses) earned on the firm's non-consolidated investment portfolio that are not designated as economic hedges of the supplemental savings plan liability, and that are not part of the cash and discretionary investment portfolio. Management retains the investment gains recognized on the non-consolidated cash and discretionary investments as these assets and related income (loss) are considered part of the firm's core operations. Management believes adjusting for these non-operating income (loss) items helps the reader’s ability to understand the firm's core operating results and increases comparability to prior years. Additionally, management does not emphasize the impact of the portion of non-operating income (loss) removed when managing and evaluating the firm's performance.

(5)    The income tax impacts were calculated in order to achieve an overall year-to-date non-GAAP effective tax rate of 22.5% for 2021 and 23.3% for 2020. As such, the non-GAAP effective tax rate for three months ended December 31, 2021 and 2020 was 20.0% and 21.8%, respectively. The firm estimates that its effective tax rate for the full-year 2022 on a non-GAAP basis will be in the range of 23.0% to 25.0%.

(6)    This non-GAAP measure was calculated by applying the two-class method to adjusted net income attributable to T. Rowe Price Group divided by the weighted-average common shares outstanding assuming dilution. The calculation of adjusted net income allocated to common stockholders is as follows:

	Three months ended			Year ended
	12/31/2021	12/31/2020	9/30/2021	12/31/2021	12/31/2020
Adjusted net income attributable to T. Rowe Price	$736.7	$680.2	$767.6	$2,995.3	$2,276.8
Less: adjusted net income allocated to outstanding restricted stock and stock unit holders	18.4	18.4	19.4	77.9	62.4
Adjusted net income allocated to common stockholders	$718.3	$661.8	$748.2	$2,917.4	$2,214.4